Exhibit 21

SUBSIDIARIES OF ALLEGHANY CORPORATION

Alleghany Insurance Holdings LLC (Delaware)

CapSpecialty, Inc. (Wisconsin)

Capitol Facilities Corporation (Wisconsin)

Capitol Indemnity Corporation (Wisconsin)

Capitol Specialty Insurance Corporation (Wisconsin)

Platte River Insurance Company (Nebraska)

CATA Services Company (Wisconsin)

AIHL Re LLC (Vermont)

RSUI Group, Inc. (Delaware)

Resurgens Specialty Underwriting, Inc. (Georgia)

RSUI Indemnity Company (New Hampshire)

Covington Specialty Insurance Company (New Hampshire)

Landmark American Insurance Company (New Hampshire)

RSA Surplus Lines Insurance Services, Inc. (Delaware)

Roundwood Asset Management LLC (Delaware)

Transatlantic Holdings, Inc. (Delaware)

Transatlantic Reinsurance Company (New York)

Fair American Insurance and Reinsurance Company (New York)

Fair American Select Insurance Company (Delaware)

TransRe London Limited (United Kingdom)

TransRe London Services Limited (United Kingdom)

TransRe Europe S.A. (Luxembourg)

TRC Escritório de Representacão no Brasil Ltda. (Brazil)

TransRe S.A. (Panama)

Transatlantic Re (Argentina) S.A. (Argentina)

Calpe Insurance Company Limited (Gibraltar)

Orien Risk Analysts, Inc. (New York)

TReIMCo Limited (United Kingdom)

Professional Risk Management Services, Inc. (Delaware)

TransRe Underwriting Managers Agency Ltd. (Delaware)

Certain other subsidiaries have been omitted because, in the aggregate, they would not constitute a significant subsidiary.